Exhibit 99.1
Post Holdings Announces Redemption of $1,235.0 Million 5.50% Senior Notes Due December 2029
ST. LOUIS, December 2, 2025 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it intends to redeem the remaining $1,235.0 million in aggregate principal amount of its outstanding 5.50% senior notes due December 2029 (CUSIPS: 737446 AP9, U7318U AP7 and U7318U AU6) (the “2029 Notes”) on December 17, 2025 (the “redemption date”). The 2029 Notes will be redeemed at a redemption price of 101.833% of the principal amount thereof, plus the accrued and unpaid interest to, but excluding, the redemption date (the “redemption amount”). Beginning on the redemption date, the 2029 Notes will no longer be deemed outstanding and interest will no longer accrue on such securities. Computershare Trust Company, N.A. is the trustee for the 2029 Notes.
The Company’s redemption of the 2029 Notes is subject to the satisfaction or waiver, in its discretion, of the condition that the Company consummate financing in an amount that is sufficient to fund the redemption amount. As previously disclosed, on December 1, 2025, the Company priced $1,300.0 million in aggregate principal amount of 6.50% senior notes due 2036 (the “2036 Notes”) in a private offering that is expected to close on December 15, 2025. The Company plans to use the net proceeds from the 2036 Notes offering to fund the redemption amount.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

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